Neurogen Corporation
Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
 SECOND QUARTER 2007 FINANCIAL RESULTS

Branford, CT, August 2, 2007 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the three and six month periods ended June 30, 2007.

Neurogen recognized a net loss for the second quarter of 2007 of $13.6 million, or $0.33 per share on 41.8 million weighted average shares outstanding. This compares to a net loss during the second quarter of 2006 of $12.5 million, or $0.36 per share on 34.5 million weighted average shares outstanding. The Company recognized a net loss for the six months ended June 30, 2007 of $33.0 million, or $0.79 per share on 41.8 million weighted average shares outstanding, as compared to a net loss of $27.0 million, or $0.78 per share on 34.5 million weighted average shares outstanding for fiscal 2006.

Neurogen’s total cash and marketable securities as of June 30, 2007 totaled $70.9 million.

William H. Koster, Ph.D, President and CEO said, "I’m extremely pleased with our progress and clinical results as we head into the second half of 2007. We hit the primary endpoints in our two Phase 2b studies in chronic insomnia with NG2-73 in June, achieving rapid onset of sleep and sleep maintenance in chronic insomnia patients. The data have confirmed the very rapid sleep onset seen in our previously reported Phase 2a transient insomnia study. Since reporting the top-line data, analyses of other endpoints in the trials revealed that NG2-73 achieved statistical significance over placebo on the subjective measure of sleep quality. This measure of patient satisfaction has now been consistently seen across three Phase 2 studies. NG2-73 has now been tested in over 600 subjects in eight clinical studies to date.

He continued, “Our MCH1 antagonist for obesity, NGD-4715, continues to advance in Phase 1 studies. Our VR-1 antagonist, NGD-8243, partnered with Merck, is moving forward in the clinic, and Aplindore, our D2 partial agonist, remains on track to commence Phase 2 studies in both Parkinson’s disease and Restless Legs Syndrome later this year.”

Operating revenue for the second quarter of 2007 increased to $5.5 million from $1.8 million for the second quarter of 2006 and for the six month period of 2007, increased to $7.9 million from $5.6 million for the comparable period of 2006. The increase in operating revenue for the quarter and the six month period is due to the acceleration of revenue recognition from the conclusion of the research portion of the Company’s collaboration with Merck to discover and develop VR1-based drugs for pain and other indications. The research portion of the collaboration is due to conclude on August 28, 2007. Merck continues pursuing development on several VR-1 compounds from the research collaboration program.

Research and development expenses for the second quarter of 2007 increased to $16.4 million from $11.8 million in the second quarter of 2006 and for the six month period of 2007, increased to $35.3 million from $27.6 million in the comparable period of 2006. The increase in R&D expenses for the quarter and six month periods is due mainly to increased spending in Neurogen’s insomnia and obesity clinical programs, as well as in preclinical drug development programs.

General and administrative expenses for the second quarter of 2007 increased to $3.5 million, compared to $3.2 million for the same period in 2006 and for the six month period of 2007, increased to $7.2 million from $6.2 million for the comparable period of 2006. The increase for the quarter and six month periods is due mainly to increases in patent, legal, and administrative services.

Webcast
The Company will host a conference call and webcast to discuss second quarter results at 8:30 a.m. EDT today, August 2, 2007. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 1:00 pm ET today and accessible through the close of business, August 16, 2007. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 86783659.

About Neurogen
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, Parkinson’s disease and restless legs syndrome (RLS), pain, obesity, and depression. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006

Operating revenues:
License fees	$3,867	$1,115	$5,232	$2,230
Research revenues	1,666	700	2,706	3,400
Total operating revenues	5,533	1,815	7,938	5,630

Operating expenses:
Research and development	16,373	11,803	35,296	27,632
General and administrative	3,473	3,167	7,230	6,185
Total operating expenses	19,846	14,970	42,526	33,817
Operating loss	(14,313)	(13,155)	(34,588)	(28,187)

Other income, net	562	626	1,446	1,315

Income tax benefit	112	--	223	--

Net loss	$(13,639)	$(12,529)	$(32,919)	$(26,872)

Basic and diluted loss per share	$(0.33)	$(0.36)	$(0.79)	$(0.78)

Shares used in calculation of loss per share:
Basic and diluted	41,840	34,534	41,793	34,492

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NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$37,132	$56,170
Marketable securities	33,785	51,401
Total cash and marketable securities	70,917	107,571
Receivables from corporate partners	145	209
Other current assets, net	2,766	2,813
Total current assets	73,828	110,593

Net property, plant and equipment	26,246	27,085
Other assets, net	54	61
Total assets	$100,128	$137,739

Liabilities and Stockholders’ Equity
Current liabilities
Unearned revenue from corporate partners, current portion	7,499	7,520
Other current liabilities	9,265	9,935
Total current liabilities	16,764	17,455

Long term liabilities
Unearned revenue from corporate partners, net of current portion	--	6,768
Loans payable, net of current portion	8,241	8,976
Total liabilities	25,005	33,199

Total stockholders’ equity	75,123	104,540
Total liabilities and stockholders’ equity	$100,128	$137,739

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